Exhibit 15

AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

October 16, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

     We are aware that our reports dated May 5, 2003 and August 4, 2003 on our review of interim financial information of ICN Pharmaceuticals, Inc. (the “Company”) for the three and six month periods ended March 31, 2003 and June 30, 2003 and included in the Company’s quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), this report should not be considered part of the Registration Statement prepared or certified by us within the meaning of Sections 7 or 11 of the Act.

Sincerely,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California